R.G. Barry/Dearfoams Reports Robust 34.4% Net Earnings Growth on 8.8% Net Sales Increase for FY2010

PICKERINGTON, Ohio, Sept. 8 /PRNewswire-FirstCall/ -- Accessory footwear and slipper marketer R.G. Barry Corporation (Nasdaq: DFZ) today reported net sales of $123.8 million and net after-tax earnings of $9.4 million for its 2010 fiscal year, ended July 3, 2010.

Fiscal Year 2010 Results

For the year, the Company reported:

  Net sales up 8.8 percent to $123.8 million, reflecting healthy sell-through across its diverse base of retailers;
  Net earnings up 34.4 percent at $9.4 million, or $0.86 per basic share and $0.85 per diluted share, compared to net earnings of $7.0 million, or $0.66 per basic share and $0.65 per diluted share one year ago.
  Gross profit as a percent of net sales increased to 41.5 percent from 38.2 percent one year earlier, principally as a result of increased sales volume in most channels, the sales of higher margin products and lower product costs; and
  Increased selling, general and administrative expenses to $36.6 million, or 29.6 percent of net sales, compared to $33.0 million, or 29.0 percent of sales a year ago, primarily reflecting higher spending in support of the Company's multi-year strategic marketing efforts and increased incentive bonus payments as a result of the Company's strong profitability for the year.

Quarterly Results

For the fourth quarter, net sales declined 9.1% to approximately $16.6 million versus the equivalent quarter last year. The decline reflected lower quarterly sales to one major customer, partially offset by increased spring business with several other key retailers.

Net loss for the quarter was approximately $1.6 million, or $0.15 per basic and diluted share, versus a net loss of $286,000, or $0.03 per basic and diluted share, in the comparable quarter one year ago. An approximate 1.0 percent decline in quarterly gross profit as a percent of net sales, largely related to a change in product mix for the quarter; and a 15.9 percent increase in SG&A expenses, chiefly related to increased incentive bonus payments, were the leading factors contributing to the increased quarterly loss versus one year ago.

The Company noted that its business is heavily seasonal, with more than 70 percent of its annual revenue generated between July and December. The June-ending quarter is its weakest reporting period, and has been profitable only twice in the past 30 years. Due to this highly seasonal performance, the Company generally encourages analysis of its business on an annual rather than quarterly basis to help smooth any seasonal or timing issues.

Financial Strength

The Company ended the fiscal year in a strong financial position.

  Cash and short-term investments were at $44.9 million, up from $39.2 million one year ago, generally as a result of increased profitability during fiscal 2010;
  Inventory, at $13.5 million, was up from its historically low level of $8.5 million at the end of fiscal year 2009, and at a level that the Company feels is more appropriate to support its growing business; and
  Net shareholders' equity rose to $54.6 million from $45.9 million one year ago.

Management Comments

"Fiscal 2010 was a great year for our Company," said Greg Tunney, President and Chief Executive Officer. "Our products performed well across the many retail channels we serve and our overall results exceeded both our annual operating plan and prior year's performance. We are very are happy with our consistent five-year pattern of revenue growth and strong earnings, despite some very challenging outside economic forces."

"We continue operating our business at levels of efficiency and excellence that allow us to pursue growth and diversification strategies while also offering an appropriate return and increasing value to our shareholders," added Jose Ibarra, Senior Vice President Finance and Chief Financial Officer. "Our financial metrics uniformly reflect the strength and consistency of our operating model and the solid foundation for growth we have prepared."

Mr. Tunney concluded, "The retail world continues to evolve and our challenge for the future is to continue to correctly position our business to profitably serve tomorrow's retailer. We believe that our multi-year investment in advertising and marketing the Dearfoams brand, our expansion into international markets with some key retailing partners and the successful integration of one or more category appropriate acquisitions into our business model this year will be among key factors that allow us to continue to lead our category and succeed in the long-term."

Conference Call/Webcast Today

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11:00 a.m. EDT today. Management will discuss the Company's performance, its plans for the future and will accept questions from teleconference participants. To listen to the call via the internet, log on to http://www.videonewswire.com/event.asp?id=71762.

The conference call will also be available at 800.860.2442 (U.S.) and +1.412.858.4600 (international) until five minutes before starting time.

Replays of the call and a written transcript of the call will be posted on the Company's Website www.rgbarry.com under the "Investors Room" section. Replays will also be available beginning approximately one hour after the call and through September 16 at 877.344.7529 (U.S.) and +1.412.317.0088 (international).  Ask for conference number 443638.

About R.G. Barry Corporation

R.G. Barry Corporation is one of the world's leading developers and marketers of accessory footwear and slippers. Visit us online at www.rgbarry.com to learn more about our business.

Forward-Looking Statements

Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings.  Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements.  These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business.  These risks include, but are not limited to: our continuing ability to source products from third parties located outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the success of our efforts to expand sales into international markets and make category appropriate acquisitions; the impact of global financial and general economic conditions on consumer spending; the impact of the highly seasonal nature of our business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. The risk factors described in this press release, in our 2009 Form 10-K and in our other filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our 2009 Form 10-K, give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements.  If any of these events and uncertainties should occur, they could have a material adverse effect on our business, operating results and financial condition.  You should also know that it is impossible to predict or identify all risks and uncertainties related to our business.  Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events.  Any further disclosures in our filings with the SEC should also be considered.

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands of dollars, except for per share data)

	Thirteen weeks	Thirteen weeks		Fifty-three weeks	Fifty-two weeks
	ended	ended	% Increase	ended	ended	% Increase
	July 3, 2010	June 27, 2009	Decrease	July 3, 2010	June 27, 2009	Decrease
	(unaudited)	(unaudited)
Net sales	$ 16,552	$ 18,204	-9.1%	$ 123,787	$ 113,817	8.8%
Cost of Sales	10,409	11,267	-7.6%	72,428	70,350	3.0%
Gross profit	6,143	6,937	-11.4%	51,359	43,467	18.2%

Gross profit (as percent of sales)	37.1%	38.1%		41.5%	38.2%

Selling, general and administrative expenses	8,794	7,587	15.9%	36,623	32,971	11.1%

Operating (loss) profit	(2,651)	(650)		14,736	10,496	40.4%

Other income	-	-		-	15
Interest income, net	36	226	-84.1%	247	670	-63.1%

(Loss) earnings, before income tax	(2,615)	(424)		14,983	11,181	34.0%

Income tax (benefit) expense	(985)	(138)		5,583	4,189	33.3%

Net (loss) earnings	$ (1,630)	$ (286)		$ 9,400	$ 6,992	34.4%

(Loss) earnings per common share
Basic	$ (0.15)	$ (0.03)		$ 0.86	$ 0.66	30.3%
Diluted	$ (0.15)	$ (0.03)		$ 0.85	$ 0.65

Average number of common shares outstanding
Basic	10,986	10,705		10,893	10,633
Diluted	11,154	10,804		11,036	10,737

CONSOLIDATED BALANCE SHEETS (in thousands of dollars)

	July 3, 2010	June 27, 2009

ASSETS
Cash & Short term investments	$ 44,942	$ 39,236
Accounts Receivable, net	8,302	9,503
Inventory	13,486	8,499
Prepaid expenses and other current assets	2,675	3,344
Total current assets	69,405	60,582

Net property, plant and equipment	4,125	3,743

Other assets	9,839	10,758
Total Assets	$ 83,369	$ 75,083

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable	1,847	1,840
Accounts payable	3,598	3,887
Other current liabilities	4,867	3,979
Total current liabilities	10,312	9,706

Long-term debt	-	97
Accrued retirement costs and other	18,461	19,372
Shareholders' equity, net	54,596	45,908
Total liabilities & shareholders' equity	$ 83,369	$ 75,083

CONTACT:  Roy Youst, Director Investor & Corp. Communications, +1-614-729-7275, or Jose G. Ibarra, Senior Vice President Finance/CFO, +1-614-864-6400